Exhibit 10.3

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Lincoln National Corporation (“LNC”) of a Nonqualified Stock Option (the “Option”) to _______________________ (“Grantee”) on April 12, 2006 (the “Date of Grant”), and Grantee’s acceptance of the Option in accordance with and subject to the provisions of the Lincoln National Corporation Incentive Compensation Plan (the “Plan”) and this Agreement. LNC and Grantee agree as follows:

1. Shares Optioned and Option Price

Grantee shall have an Option to purchase _________ shares of LNC common stock (the “Shares”) for $_____________ (United States dollars) for each Share.

2.  Vesting Dates

The Option for unvested Shares shall be forfeited upon Grantee’s termination of employment except as provided below. During Grantee’s employment, Shares shall vest as follows:

In addition, unvested Shares shall be deemed vested as of:

(a)  the date of Grantee’s death;

(b)  the date of Grantee’s termination of employment as a result of Total Disability (as defined below);

(c) the date of Grantee’s Retirement (as defined below);

(d) the date of Grantee’s involuntary termination of employment with LNC and all subsidiaries, other than for Cause (as defined below), including the sale or disposition of the business that includes Grantee’s employment; provided, however, that Grantee executes an Agreement, Waiver and General Release, in form and substance satisfactory to LNC, in connection with such termination of employment (other than a termination due to the sale or disposition of the business that includes Grantee’s employment), in which case the Shares shall vest on the later of the date of such involuntary termination of employment and the date such agreement shall have become effective; or

(e)  the date of a Change of Control of LNC as defined in the Plan (“Change of Control”).

“Total Disability” means (as determined by the Secretary of LNC) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six months and be expected to continue for at least six more months or be expected to continue unto death.

“Retirement” means, for purposes of this Agreement, Grantee’s retirement from LNC or a subsidiary at age 65 or older with at least five years of service (with LNC or a subsidiary) or, with the approval of Grantee’s employer, at age 55 or older with at least five years of such service.

“Cause” means (as determined by LNC in its sole discretion): (1) a conviction of a felony, or other fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure of Grantee to substantially perform Grantee’s duties with LNC or a subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by Grantee’s manager which specifically identifies the manner in which the manager believes that Grantee has not substantially performed Grantee’s duties.

3.  Exercise Period

Grantee may exercise all or part of the Option for vested Shares on any LNC business day at LNC’s executive offices until the first to occur of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the first anniversary of the date of Grantee’s termination of employment with LNC and all subsidiaries on account of death or Total Disability;

(c)	the fifth anniversary of Grantee’s Retirement;

(d)
the date three months after Grantee’s involuntary termination of employment with LNC and all subsidiaries (other than a termination on account of fraud or other fidelity crimes), including the sale or disposition of the business that includes Grantee’s employment; or

(e)	the date that Grantee’s employment with LNC and all subsidiaries terminates for any reason other than those described in (b), (c), or (d) of this paragraph.

LNC shall determine what constitutes termination of employment but for purposes of this Agreement (i) such termination shall not occur if Grantee has a full-time agent’s contract with LNC or a subsidiary and (ii) “subsidiary” shall include any corporation in which LNC has ownership of at least twenty-five percent.

4.  Manner of Exercise

To exercise an option, Grantee must, on an LNC business day, (1) deliver, mail or fax written notice of the exercise (in the form specified by LNC) to the LNC stock option administrative group and (2) submit full payment of the exercise price and the certification of compliance described below. Payment may be made in any combination of cash, personal check, or Shares. Such Shares must be owned for at least six months and will constitute payment to the extent of their Fair Market Value (as defined in the Plan).

5.  Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, LNC shall cause the appropriate number of Shares to be issued to Grantee. LNC shall not issue Shares until any required tax withholding payments are remitted to LNC by Grantee; and LNC may permit Grantee to surrender Shares or withhold Shares (from those that would otherwise be issued on exercise of the Option) to satisfy tax withholding obligations.

6.  Transferability

No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee. After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

7. Consequences of Competitive and Other Activity

The grant and exercise of this Option are subject to the following requirements:

(a)
Grantee may not render services for any organization or engage directly or indirectly in any business which, in the sole judgment of the Chief Executive Officer of LNC or other senior officer designated by the Compensation Committee of the LNC Board of Directors, is or becomes competitive with LNC. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)
Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any confidential information or material relating to the business of LNC that is acquired by Grantee either during or after employment with LNC.

(c)
Grantee shall disclose promptly and assign to LNC all right, title, and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by LNC, relating in any manner to the actual or anticipated business, research or development work of LNC and shall do anything reasonably necessary to enable LNC to secure a patent where appropriate in the United States and in foreign countries.

(d)
Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions in this paragraph. Failure to comply with this paragraph at any time prior to, or during the six months after any exercise of this Option, shall cause such Option and any related exercise to be rescinded. LNC must notify Grantee in writing of any such rescission. LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from LNC, Grantee must pay LNC the amount of any gain realized or payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise. Such payment must be made either in cash or by returning the Shares Grantee received in connection with the rescinded exercise. If Grantee’s employment is terminated by LNC and its subsidiaries other than for fraud or other fidelity crimes, however, a failure of Grantee to comply with the provisions of 7(a) above after such termination shall not in itself cause rescission to the extent the Option was exercised before the termination.

IN WITNESS WHEREOF, the Chairman and Chief Executive Officer of Lincoln National Corporation has signed this Agreement as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

Jon A. Boscia
Chairman and Chief Executive Officer